Prospectus Supplement No. 2                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 19, 2000)                    Registration No. 333-35412

                              Prospectus Supplement
                               Dated June 5, 2000

This prospectus relates to the resale by the holders of our:

     - $450,000,000 principal amount of 5.0% convertible notes due 2010, and

     - the shares of Class A common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 19, 2000. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" on page 33 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:


                                                               Principal         Amount of           Amount of     Percentage of
                                                               Amount at      Shares of Class A      Shares of        Class A
                                                            Maturity of 5.0%   Common Stock          Class A         Common
                                                                 Notes          Issuable Upon         Common           Stock
                                                              Beneficially      Conversion of          Stock         Outstanding
                                                             Owned That May  the 5.0% Notes That    Beneficially      of May 31,
               Selling Securityholders                          be Sold          May be Sold           Owned**         2000***
              -------------------------                      --------------- -------------------    ------------   --------------
Associated Electric & Gas Insurance Services Limited            $900,000             17,475               --              *
Bankers Trust Company Trustee for Chrysler Corp. EMP #1
Pension Plan DTD 4/1/89                                       $8,242,000            160,038               --              *
BBT Fund, L.P.                                                $7,500,000            145,631               --              *
Credit Suisse First Boston Corporation (1)                   $36,060,000            700,194               --              *
Champion International Corporation                              $608,000             11,805               --              *
CIBC World Markets                                              $685,000             13,300               --              *
Fidelity Financial Trust:
Fidelity Convertible Securities Fund                         $12,000,000            233,009               --              *
Franklin and Marshall College                                   $568,000             11,029               --              *
Granville Capital Corporation                                $19,000,000            368,932               --              *
Jeffries & Company                                              $300,000              5,825               --              *
J.M. Hull Associates, L.P.                                      $250,000              4,854               --              *
Hull Overseas, Ltd.                                             $250,000              4,854               --              *
Mainstay Convertible Fund                                             $0                  0               --              *
Mainstay Global High Yield                                            $0                  0               --              *
Morgan Stanley & Co. (1)                                      $1,500,000             29,126               --              *
Northern Income Equity Fund                                   $1,000,000             19,417               --              *
Penn Treaty Network America Insurance Company                   $682,000             13,242               --              *
Pilgrim Convertible Fund                                      $4,137,000             80,330               --              *
State Street Bank Custodian for GE Pension Trust              $4,083,000             79,281               --              *
Wake Forest University                                          $855,000             16,601               --              *
                                                             ===========         ==========              ====        ======
TOTAL                                                        $98,620,000         $1,914,943               --          1.23%

*   Less than 1%.
**  In addition to the shares issuable upon conversion of the notes.
*** Includes shares issuable upon conversion of the notes and additional shares beneficially owned as of May 31, 2000.

(1) Entity shown in the table, or an affiliate of the entity, was one of the initial purchasers of these notes and/or other notes of the Company that were sold in a private placement. The initial purchasers acquired such notes at a discount. In addition, some of these entities or their affiliates have participated in other offerings of securities by the Company and/or have performed other banking services for which they have received fees.